Filed Pursuant to Rule 424(b)(3)
Registration No. 333-148200
PROSPECTUS SUPPLEMENT
DATED JUNE 23, 2008
TO
PROSPECTUS DATED MAY 16, 2008

NEPHROS, INC.

This Prospectus Supplement, dated June 23, 2008 (“Supplement No. 1”), supplements that certain Prospectus filed with the Securities and Exchange Commission (the “SEC”) and dated May 16, 2008 (the ‘‘Prospectus’’) and should be read in conjunction with the Prospectus.

SELLING STOCKHOLDERS

The following updates the table under the section entitled “Selling Stockholders” of the Prospectus, to account for a transfer of shares listed in such table that Nephros, Inc. is aware of since the date of the Prospectus. On May 13, 2008, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”) 3V Capital Master Fund Ltd. transferred 2,198,729 shares to SV Special Situations Master Fund, Ltd. and Distressed/High Yield Trading Opportunities Ltd. transferred 2,198,729 shares to SV Special Situations Master Fund, Ltd. Following these transfers, SV Special Situations Master Fund, Ltd. sold 230,900 shares through a series of open market sales. The table, therefore, is amended by: (i) striking the information with regard to each of 3V Capital Master Fund Ltd. and Distressed/High Yield Trading Opportunities Ltd. and (ii) adding the information in the following table for SV Special Situations Master Fund, Ltd. as a selling stockholder.

	Ownership Before Offering		After Offering(1)
Selling Stockholder	Number of shares of common stock beneficially owned	Number of shares offered	Number of shares of common stock beneficially owned	Percentage of common stock beneficially owned(2)
SV Special Situations Master Fund, Ltd. (35)	4,166,558	4,166,558	0%	0%

(1)
Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumptions that (a) all shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) that no other shares of our common stock beneficially owned by the selling stockholders are acquired or are sold prior to completion of this offering by the selling stockholders. However, the selling stockholders may sell all, some or none of the shares offered pursuant to this prospectus and may sell other shares of our common stock that they may own pursuant to another registration statement under the Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Act including under Rule 144. To our knowledge there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares that may be held by the selling stockholders after completion of this offering or otherwise.

(2)	Each selling stockholder’s percentage of ownership is based on 38,165,380 shares of common stock outstanding as of March 28, 2008.

(35)
Stagg Capital Group LLC (“Stagg Management”), as the successor to 3V Capital Management LLC, serves as investment manager or advisor to, and controls the investing and trading in securities of, SV Special Situations Master Fund, Ltd. (“SV”). Scott A. Stagg serves as a principal control person (directly or indirectly) of Stagg Management and SV. Mr. Stagg and Stagg Management share the power to vote and dispose of our common stock. Further information is set forth in the Schedule 13D filed with the SEC by 3V Capital Management LLC and Mr. Stagg on October 23, 2007, the Form 4 filed with the SEC by Stagg Management on May 20, 2008 and the Form 4 filed with the SEC by Stagg Management on June 12, 2008.

In addition, the selling stockholders listed in the Prospectus may have sold or transferred, in transactions exempt from the registration requirements of the Act some or all of their shares of common stock since the date on which the information in the Prospectus is presented. Information about the selling stockholders may change over time. To the extent required, any changed information will be set forth in prospectus supplements.

Please insert this Supplement No. 1 into your Prospectus and retain both this Supplement No. 1 and the Prospectus for future reference. If you would like to receive a copy of the Prospectus, as supplemented, please write to Nephros, Inc. at 3960 Broadway, New York, New York 10032.